Contact:                            FOR IMMEDIATE RELEASE
George Rhodes
Vice President
Corporate Communications
(717) 849-4273




             Gary K. Kunkle, Jr., now Chairman of DENTSPLY Board


York, PA - May 11, 2005 - DENTSPLY International Inc. (NASDAQ:XRAY) today announced that Mr. Gary K. Kunkle, Jr., Vice Chairman and Chief Executive Officer, was appointed Chairman of the Board during the Board of Directors Meeting held today. In this position, he succeeds Mr. John C. Miles II who has served as Chairman of the DENTSPLY Board since mid - 1998 and who will continue to serve as a Director of the Company.

Mr. Kunkle joined DENTSPLY in January 1997 as President and Chief Operating Officer and was appointed to the Board of Directors in March 2002. He was elected Chief Executive Officer of the Company in late December 2003. Prior to this, he had a most successful career spanning more than 20 years with Johnson & Johnson, a premier global healthcare company. His most recent position was as President of J&J's Jacksonville, FL - based Vistakon Division.

Mr. Kunkle received his Bachelor's degree in marketing from the University of South Carolina, The Moore School of Business, which recognized him in 2001 as a distinguished alumnus. He is a member of the Board of Directors of the Perigo Company (NASDAQ:PRGO) and is an active member of the Dental Trade Alliance.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectible anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

###